UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      June 13, 2007

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 900 San Diego CA	92121
(Address of Principal Executive Offices)	(Zip Code)

858-431-4010

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departures Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

Effective June 13, 2007, Robert F. Mathews was appointed Chief Financial Officer of Viking Systems, Inc. (“Viking”). Mr. Mathews replaces interim CFO John Conaton, who will remain with Viking as Secretary and Vice President of Finance. Mr. Mathews will receive a base salary of $210,000 per year and will be eligible for an annual discretionary performance related bonus. For the remainder of 2006, Mr. Mathews will receive a guaranteed bonus equal to 30% of his salary (pro-rated for a partial year). Subject to corporate approvals (which have not been and may not be obtained), Mr. Mathews will also receive an option to purchase 1,550,000 shares of common stock under the Company’s stock option plan. The final terms of any bonus, equity-based or other compensation that may be approved have not yet been finally determined.

Prior to joining the Viking Systems team, from August 2005, Mr. Mathews worked as a financial consultant. From 2004 to August 2005, Mr. Mathews was Senior Vice President and Chief Financial Officer at Cardinal Health’s Clinical Technologies and Services (CTS) segment, where he was responsible for the global finance function across all of CTS businesses. Mr. Mathews joined Cardinal Health in July 2004 through the acquisition of Alaris Medical Systems. Mr. Mathews was employed by Alaris Medical Systems starting in 1996 and was appointed Vice President of Finance in 2000. At Alaris, Mr. Mathews, was responsible for the company’s world-wide finance function and as an executive committee member was responsible for developing, implementing and managing the operational and financial strategy of Alaris. Mr. Mathews, who began his career at PriceWaterhouse, earned his Bachelor of Science degree from San Diego State University where he majored in business administration with an emphasis in accounting.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 13, 2007	VIKING SYSTEMS, INC.

By: /s/ Donald Tucker
Chief Executive Officer